Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-            ) pertaining to the Stereotaxis, Inc. 2012 Stock Incentive Plan, as amended June 5, 2013, June 10, 2014, May 24, 2016, and May 23, 2017, by the shareholders, of our report dated March 16, 2017, with respect to the consolidated financial statements and schedule of Stereotaxis, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

August 10, 2017